As filed with the Securities and Exchange Commission on September 27, 2006
Registration No. 333—

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

WORTHINGTON INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Ohio	31-1189815
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

200 Old Wilson Bridge Road, Columbus, Ohio	43085
(Address of Principal Executive Offices)	(Zip Code)
WORTHINGTON INDUSTRIES, INC.
2006 Equity Incentive Plan for Non-Employee Directors
(Full title of the plan)

Dale T. Brinkman, Esq.	Copy to:
Worthington Industries, Inc.	Elizabeth Turrell Farrar, Esq.
200 Old Wilson Bridge Road	Vorys, Sater, Seymour and Pease LLP
Columbus, Ohio 43085	52 East Gay Street
(Name and address of agent for service)	Columbus, Ohio 43215
(614) 438-3001
(Telephone number, including area
code, of agent for service)
Calculation of Registration Fee

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering	aggregate	registration
to be registered	registered (1)	price per share (2)	offering price	fee
Common Shares, without par value	600,000	$18.37	$11,022,000	$1,179.36

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of Common Shares that may be necessary to adjust the number of Common Shares reserved for issuance pursuant to the Worthington Industries, Inc. 2006 Equity Incentive Plan for Non-Employee Directors as a result of a stock split, stock dividend or similar transaction with respect to the outstanding Common Shares of Worthington Industries, Inc.
(2)	Pursuant to Rule 457(c) of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, the registration fee is calculated on the basis of the average of the high and low sale prices for the Common Shares as reported on the New York Stock Exchange on September 22, 2006, a date within 5 business days of the date on which this Registration Statement is filed; also pursuant to Rule 457(h), the registration fee is calculated with respect to the maximum number of the Common Shares of Worthington Industries, Inc. issuable under the 2006 Equity Incentive Plan for Non-Employee Directors.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents and information heretofore filed by Worthington Industries, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement on Form S-8:
1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2006, including the information incorporated by reference from our definitive proxy statement relating to our annual meeting of shareholders held on September 27, 2006; and
2. The Registrant’s Current Reports on Form 8-K dated and filed with the Commission on August 17, 2006 and August 23, 2006; and
3. The description of the Registrant’s common shares contained in “Item 5. Other Information” of Part II of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 1998.
Any definitive proxy statement or information statement filed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and all documents which may be filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing of such documents.
Any statement contained herein or in any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
Dale T. Brinkman is the Vice President-Administration, General Counsel and Secretary of the Registrant and is an employee not eligible to participate in the Worthington Industries, Inc. 2006 Equity Incentive Plan for Non-Employee Directors. As of September 27, 2006, Mr. Brinkman

owned 25,467 common shares of the Registrant and held options to purchase 163,000 additional common shares at various exercise prices.
Item 6. Indemnification of Directors and Officers.
Under Section 1701.13(E) of the Ohio Revised Code (the “OGCL”), directors, officers, employees and agents of Ohio corporations have an absolute right to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by them to the extent they are successful in defense of any action, suit or proceeding, including derivative actions, brought against them, or in defense of any claim, issue or matter asserted in any such action, suit or proceeding. A director, officer, employee or agent is entitled to such indemnification if such person’s success is “on the merits or otherwise.” Directors (but not officers, employees or agents) are entitled to mandatory payment of expenses by the corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding, provided the director agrees to reasonably cooperate with the corporation concerning the action, suit or proceeding and to repay the amount advanced if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.
Section 1701.13(E) of the OGCL permits a corporation to indemnify directors, officers, employees or agents of the corporation in circumstances where indemnification is not mandated by the statute if certain statutory standards are satisfied. A corporation may grant indemnification in actions other than derivative actions if the indemnitee has acted in good faith and in a manner the indemnitee reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. Such indemnification is permitted against expenses (including attorneys’ fees) as well as judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee.
An Ohio corporation may also provide indemnification in derivative actions for attorneys’ fees and expenses actually and reasonably incurred in connection with the defense or settlement of an action or suit if the officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. Ohio law does not expressly authorize indemnification against judgments, fines and amounts paid in settlement of such actions. The corporation may not indemnify a director, officer, employee or agent in such actions for attorneys’ fees and expenses if such person is adjudged to be liable for negligence or misconduct in the performance of such person’s duties to the corporation unless, and only to the extent that, a court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.
Section 1701.13(E) of the OGCL states that the indemnification provided thereby is not exclusive of any other rights granted to those persons seeking indemnification under the articles, the regulations, any agreement, a vote of the shareholders or disinterested directors, or otherwise.
The OGCL grants express power to an Ohio corporation to purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit and self-

insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.
The Code of Regulations of Registrant (the “Regulations”) provides for broader indemnification than specifically afforded under Section 1701.13(E) of the OGCL. The Regulations provide that Registrant must indemnify officers and directors against expenses (including attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any pending, threatened or completed action (whether criminal, civil, administrative or investigative) by reason of the fact that any such individual is or was a director, officer, employee, agent or volunteer of Registrant or is or was serving at the request of Registrant as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation or other entity so long as such individual’s act or omission giving rise to the claim for indemnification was not occasioned by such individual’s intent to cause injury to, or by such individual’s reckless disregard for the best interests of, Registrant and, with respect to any criminal matter, such individual had no reasonable cause to believe such individual’s conduct was unlawful. The Regulations forbid Registrant from indemnifying an officer or director if such person is adjudged to be liable for an act or omission occasioned by such person’s deliberate intent to cause injury to, or by such person’s reckless disregard for the best interests of, Registrant unless and only to the extent the Court of Common Pleas in Franklin County, Ohio, or the court in which the action was brought, in view of all the circumstances, concludes that such person is fairly and reasonably entitled to such indemnity as the court deems proper. The Regulations recite a presumption (which may only be rebutted by clear and convincing evidence) that no act or omission by a director or officer was occasioned by an intent to cause injury to, or by a reckless disregard for the best interests of, Registrant, and with respect to any criminal matter, that no director or officer had reasonable cause to believe his or her conduct was unlawful.
The Regulations state that the indemnification provided thereby is not exclusive of any other rights to which any person seeking indemnification may be entitled. Additionally, the Regulations provide that Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or volunteer of Registrant, or who is or was serving another entity as a director, trustee, officer, employee, member, manager, agent or volunteer at the request of Registrant, against any liability asserted against such person and incurred by such person in such capacity, or arising out of such person’s status as such, whether or not Registrant would have the obligation or power to indemnify such person under the Regulations. The Regulations also authorize Registrant to purchase and maintain trust funds, letters of credit or self-insurance on behalf of any person who is or was a director, officer, employee, agent or volunteer of Registrant or who is or has served another entity as a director, trustee, officer, employee, member, manager, agent or volunteer at the request of Registrant.
In addition, Section 14.05 of the Worthington Industries, Inc. 2006 Equity Incentive Plan for Non-Employee Directors (the “Plan”) provides for indemnification of individuals who are or have been members of the Board of Directors (the “Board”) of Registrant, individuals to whom ministerial duties have been delegated under Section 4.02 of the Plan and officers of Registrant acting at the direction or in behalf of the Board or a delegee. Section 14.05 of the Plan provides as follows:

14.05 Indemnification. Each individual who is or was a member of the Board (or to whom any duties have been delegated under Section 4.02) is entitled, in good faith, to rely on or to act upon any report or other information furnished by any executive officer, other officer or other employee of the Company or any Related Entity, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Board members (and any person to whom any duties have been delegated under Section 4.02) and any officer of the Company or any Related Entity acting at the direction or in behalf of the Board or a delegee will not be personally liable for any action or determination taken or made in good faith with respect to the Plan and will, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any act or determination just described.
The Board of Registrant has in the past and may in the future maintain insurance to insure its present or former directors, officers and employees against liabilities and expenses arising out of any claim or breach of duty, error, misstatement, misleading statement, omission or other acts done by reasons of their being such directors, officers or employees of Registrant.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
Exhibits. The following exhibits are filed herewith or incorporated herein by reference and made a part hereof:

Exhibit
Number	Description

4.1
Amended Articles of Incorporation of Worthington Industries, Inc., as filed with Ohio Secretary of State on October 13, 1998, incorporated herein by reference to Exhibit 3(a) of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 1998 (SEC File No. 0-4016)

4.2
Code of Regulations of Worthington Industries, Inc., as amended through September 28, 2000 [for SEC reporting compliance purposes only], incorporated herein by reference to Exhibit 3(b) of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2000 (SEC File No. 1-8399)

5	Opinion of Dale T. Brinkman, General Counsel of Registrant, as to the legality of the securities being registered, filed herewith

10	Worthington Industries, Inc. 2006 Equity Incentive Plan for Non-Employee Directors, filed herewith

23.1	Consent of KPMG LLP, filed herewith

23.2	Consent of KPMG LLP, filed herewith

24	Powers of Attorney, filed herewith
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in            the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on September 27, 2006.
WORTHINGTON INDUSTRIES, INC.

By:	/s/John S. Christie John S. Christie
President and Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 27, 2006.

Name	Title

*	Director, Chairman of the Board and
John P. McConnell	Chief Executive Officer

/s/John S. Christie	Director, President and Chief Financial Officer
John S. Christie

*	Controller (Principal Accounting Officer)
Richard G. Welch

Name	Title

*	Director
John B. Blystone

*	Director
William S. Dietrich, II

*	Director
Michael J. Endres

*	Director
Peter Karmanos, Jr

*	Director
John R. Kasich

*	Director
Carl A. Nelson, Jr.

*	Director
Sidney A. Ribeau

*	Director
Mary Schiavo

*	By John S. Christie, pursuant to Powers of Attorney executed by the directors and executive officers listed above, which Powers of Attorney are being filed herein with the Securities and Exchange Commission as Exhibit 24 to this Registration Statement on Form S-8.

By:	/s/John S. Christie John S. Christie, Attorney-in-Fact	Dated: September 27, 2006

INDEX TO EXHIBITS

Exhibit No.	Description
4.1
Amended Articles of Incorporation of Worthington Industries, Inc., as filed with Ohio Secretary of State on October 13, 1998, incorporated herein by reference to Exhibit 3(a) of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 1998 (SEC File No. 0-4016)

4.2
Code of Regulations of Worthington Industries, Inc., as amended through September 28, 2000 [for SEC reporting compliance purposes only], incorporated herein by reference to Exhibit 3(b) of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2000 (SEC File No. 1-8399)

5	Opinion of Dale T. Brinkman, General Counsel of Worthington Industries, Inc., as to the legality of the securities being registered

10	Worthington Industries, Inc. 2006 Equity Incentive Plan for Non-Employee Directors

23.1	Consent of KPMG LLP

23.2	Consent of KPMG LLP

24	Powers of Attorney